NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS FIRST QUARTER 2009 FINANCIAL AND OPERATING RESULTS, UPDATES 2010 AND 2011 HEDGES

HOUSTON, Texas – May 5, 2009 – Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the first quarter of 2009. Highlights for the quarter include:

•	Record natural gas and crude oil production of 42.1 Bcfe, up 24 percent over the same period in 2008
•	Operating cash flow(1) of $124.2 million
•	Earnings of $39.7 million, or $0.26 per diluted share – adjusted
•	Achieving superior returns in first quarter (adjusted): 66 percent cash flow margin, 21 percent net income margin, 21 percent return on equity, and 11 percent return on capital

For the first quarter of 2009, production of natural gas and crude oil increased 24 percent to a record 42.1 billion cubic feet equivalent (Bcfe). This compares to production of 34.1 Bcfe during the first quarter of 2008 and production of 40.6 Bcfe for the fourth quarter of 2008. Ultra Petroleum’s first quarter 2009 production levels were the highest ever achieved by the company. The company’s production for the first quarter was comprised of 40.2 billion cubic feet (Bcf) of natural gas and 319.4 thousand barrels of condensate.

During the first quarter of the year, Ultra Petroleum’s average realized natural gas price, including realized gains and losses on commodity derivatives, was $4.46 per thousand cubic feet (Mcf). Excluding realized gains and losses on commodity derivatives, the company’s average price for natural gas was $3.95 per Mcf. The realized condensate price in the first quarter of 2009 was $28.56 per barrel (Bbl).

“In these most difficult of times, we take comfort in our unique position with the growing scale of our assets, their long-term profitability, the anticipated natural gas pricing uplift expected with Rockies pipeline expansion combined with declining domestic natural gas production led by the Rockies,” commented Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp.	Page 1 of 8
First Quarter 2009 Results

For the first quarter of 2009, Ultra Petroleum reported a net loss of $512.6 million, or $3.39 per diluted share. Net loss included a non-cash ceiling test write-down ($673.0 million net of taxes) of the company’s carrying value of natural gas and oil properties stemming from significantly lower natural gas and condensate prices at quarter-end partially offset by unrealized mark-to-market gains on the company’s commodity derivative contracts ($120.8 million net of taxes). Ultra Petroleum accounts for its natural gas and oil properties using the full-cost method of accounting, which requires the company to perform a ceiling test that limits the carrying costs of its natural gas and oil properties (less accumulated depletion and related deferred income taxes) to the aggregate of the present value of future net revenues attributable to proved natural gas and oil reserves (calculated using period end commodity prices) discounted at 10 percent plus the lower of cost or market value of unproved properties. The ceiling test for Ultra was calculated based on March 31, 2009 wellhead prices of $2.47 per Mcf for natural gas and $33.91 per Bbl for condensate. This compares to December 31, 2008 prices of $4.71 per Mcf and $30.10 per Bbl. If natural gas and oil prices continue to decline below those at March 31, 2009, additional reductions in the carrying costs of the company’s natural gas and oil properties may occur.

Ultra Petroleum reported adjusted net income of $39.7 million or $0.26 per diluted share for the first quarter, excluding the non-cash write-down in the carrying value of its natural gas and oil properties and the unrealized gain on commodity derivative contracts, which are typically excluded by the investment community in published estimates. Operating cash flow(1) for the quarter was $124.2 million or $0.82 per diluted share.

Operational Highlights

Currently, Ultra Petroleum’s gross operated production volumes in Pinedale are 650 million cubic feet per day. This level ranks the company as the largest operator in the field. In the first quarter of 2009, on an operated well basis, Ultra drilled 20 percent more wells with the same number of rig days as the first quarter 2008.

Ultra Petroleum drilled 48 gross (22.5 net) wells, including outside operated, for the quarter-ended March 31, 2009. In Pinedale, the company averaged 22.7 days spud to total depth (TD) per pad well. This compares to its average of 24.6 days in the first quarter of 2008 and is an 8 percent improvement over the same time period last year.

Ultra Petroleum’s drilling results in Pinedale continued to enlarge the size of this legacy field. During the first quarter, Ultra Petroleum completed 13 delineation wells. The post-drill reserve estimates from these 13 wells averaged 47 percent higher than pre-drill reserve estimates. These wells also have an average post-drill reserve estimate of over 5.5 Bcf per well and an average initial production rate of approximately 8.2 MMcf per day. Ultra Petroleum plans to continue delineation drilling in the under-drilled portions of the Pinedale field. Delineation drilling is key to the company’s continued success in enlarging the size of the Pinedale field by increasing the Original Gas in Place (OGIP) estimate; but more importantly, the direct results of this focused drilling is an increase in the estimate of recoverable natural gas reserves and production net to Ultra Petroleum and its shareholders.

Ultra Petroleum Corp.	Page 2 of 8
First Quarter 2009 Results

“We recently analyzed our Wyoming reserves in regard to the new SEC rules for reserve reporting. Among the varied objectives of the proposed rules, one is to better represent the low-risk nature of resource plays. Our preliminary results indicate that we could nearly double our 3.5 Tcfe of proved reserves without drilling another well in the field. In fact, by strategically placing the location of less than 100 new wells Ultra’s proved reserves would approach 8 Tcfe. This illustrates the conservative nature of our reserve booking policy and the high quality of our Pinedale asset base,” stated Watford. “Now more than ever, we have our sights set on growing our total reserves from the current 11.7 Tcfe to beyond 14.0 Tcfe.”

During the first quarter, Ultra increased its position in Pennsylvania to 321,798 gross (171,613 net) acres from 287,745 gross (152,227 net) acres at year-end 2008. With the expanded acreage position, the company plans on drilling 21 wells during the year, an increase from the previously planned 19 wells. The company is analyzing the 3-D seismic that was completed earlier this year. As part of the evaluation of the Marcellus, the company is currently drilling its third horizontal well and is in the process of completing the first of two recently drilled horizontal wells.

Hedges – Derivative Contracts

The total volume of commodity derivative contracts for the remainder of 2009 currently is 84.6 Bcf at an average realized price of $5.82 per Mcf. In 2010, the total volume of commodity derivative contracts is 84.0 Bcf at an average realized price of $5.45 per Mcf. In addition, the company has begun to enter into derivative contracts for 2011 with 65.7 Bcf of commodity derivative contracts at an average realized price of $5.49 per Mcf.

As of today, Ultra Petroleum has the following positions in place to mitigate its commodity price exposure:

	Total Volume (Bcf)	Average Price per Mcf at Point of Sale
Q2 2009	32.7	$5.84 Mcf
Q3 2009	33.1	$5.84 Mcf
Q4 2009	18.8	$5.73 Mcf
Total 2009	84.6	$5.82 Mcf

Q1 2010	20.7	$5.45 Mcf
Q2 2010	20.9	$5.45 Mcf
Q3 2010	21.2	$5.45 Mcf
Q4 2010	21.2	$5.45 Mcf
Total 2010	84.0	$5.45 Mcf

Q1 2011	16.2	$5.49 Mcf
Q2 2011	16.3	$5.49 Mcf
Q3 2011	16.6	$5.49 Mcf
Q4 2011	16.6	$5.49 Mcf
Total 2011	65.7	$5.49 Mcf

Ultra Petroleum Corp.	Page 3 of 8
First Quarter 2009 Results

Production Guidance

Ultra Petroleum is confirming its annual natural gas and crude oil production guidance for 2009 of 172 to 177 Bcfe. Production for 2009 is an 18 to 22 percent increase over 2008’s record annual production of 145.3 Bcfe. All forecast production growth is generated organically and does not include any contribution from exploratory efforts in Pennsylvania.

Production guidance for the remainder of 2009 on a quarterly basis is listed in the table below. Fourth quarter 2009 production is forecast to exceed fourth quarter 2008 volumes by ten percent.

	2009 Estimated Total
	Q1(A)	Q2(E)	Q3(E)	Q4(E)	Full Year 2009
Production (Bcfe)	42.1	42.4 – 44.0	43.4 – 45.0	44.1 – 45.9	172.0 – 177.0

In conjunction with the production guidance, the company is decreasing its 2009 capital expenditure budget from $720.0 million to $670.0 million. The decrease in capital expenditures will not affect the company’s ability to increase production 18 to 22 percent from 2008 levels.

“We continue to pursue a conservative and disciplined capital program that is consistent with our long-term strategy of balancing growth and profitability,” stated Watford. “Ultra’s legacy Wyoming field warrants growth and re-investment throughout the energy cycle. We own long-term assets, and believe that long-term commodity price assumptions drive value, not near-term commodity prices,” Watford added.

Rockies Express Pipeline Update

Kinder Morgan recently reaffirmed that Ultra Petroleum will have access to REX-East in a series of three phases. The interim service for REX-East has been delayed based on the fact that the Wabash River in Indiana has remained above flood levels since early April. The commencement of REX-East from Audrain County, Missouri to Putnam County, Indiana is expected to be in late May 2009. REX is significant to Ultra, an anchor shipper, as it moves pricing points to alternative, higher value markets toward the northeastern United States. Once the first phase to Putnam County, Indiana commences service, it is expected that the company’s natural gas delivered to this point will generally receive prices which are referenced to Chicago City Gate pricing. The second phase is expected to be in service to Lebanon, Ohio in June 2009. It is expected that the natural gas delivered to Lebanon, Ohio, the second phase, will generally receive prices which are referenced to Michigan City Gate pricing. The final phase to Clarington, Ohio is to be in service in November 2009. Natural gas delivered to the final phase in Clarington, Ohio is expected to generally receive prices which are referenced to Dominion South pricing. At that time, REX – East will provide natural gas transportation capacity of 1.8 Bcf per day from the Rockies to Clarington, Ohio, which is an increase from the current 1.5 Bcf per day from the Rockies to Audrain County, Missouri.

Ultra Petroleum Corp.	Page 4 of 8
First Quarter 2009 Results

Other Events During the Quarter

On March 5, 2009, Ultra Petroleum issued $235.0 million of Senior Notes pursuant to a Master Note Purchase Agreement between the company and purchasers of the Senior Notes. Of the Notes, $173.0 million are 7.77 percent Senior Notes due March 1, 2019 and $62.0 million are 7.31 percent Senior Notes due March 1, 2016. The proceeds from the Notes were used to repay bank debt, but did not reduce the size of the revolving credit facility.

2009 Annual Shareholders’ Meeting

Ultra Petroleum’s 2009 Annual Shareholders’ Meeting will be held at the Crowne Plaza Hotel, 425 N. Sam Houston Parkway East, Houston, Texas, on May 21, 2009, at 10:00 a.m. Central Daylight Time. All shareholders are invited to attend the meeting. Shareholders are asked to sign and return their proxy form mailed with the annual report to ensure representation.

Conference Call Webcast Scheduled for May 6, 2009

Ultra Petroleum’s first quarter 2009 conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Wednesday, May 6, 2009. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast replay and podcast will be archived on Ultra Petroleum’s website through May 20, 2009.

Financial tables to follow.

Ultra Petroleum Corp.	Page 5 of 8
First Quarter 2009 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Three Months Ended
	31-Mar-09	31-Mar-08
Volumes
Oil liquids (Bbls)	319,408	256,280
Natural gas (Mcf)	40,191,281	32,519,641
MCFE – Total	42,107,729	34,057,321

Revenues
Oil sales	$9,123	$22,016
Natural gas sales	158,830	249,121
Total operating revenues	167,953	271,137

Expenses
Lease operating expenses	10,243	10,737
Production taxes	17,351	30,935
Gathering fees	10,791	9,998
Total lease operating costs	38,385	51,670

Transportation charges	13,355	9,657
Depletion and depreciation	60,661	42,250
Write-down of proved oil and gas properties	1,037,000	-
General and administrative	2,449	3,491
Stock compensation	2,125	854
Total operating expenses	1,153,975	107,922

Interest income	18	162
Other expense	(2,631)	(12)
Interest and debt expense	(7,297)	(5,272)
Realized gain on commodity derivatives	20,355	-
Unrealized gain (loss) on commodity derivatives	186,073	(27,673)

(Loss) income before income taxes	(789,504)	130,420

Income tax provision (benefit) – current	23	(199)
Income tax (benefit) provision – deferred	(276,939)	47,220

Net (loss) income from continuing operations	(512,588)	83,399
Discontinued operations, net of tax	-	(67)
Net (loss) income	$(512,588)	$83,332
Write-down of proved oil and gas properties, net of tax	$673,013	$-
Unrealized (gain) loss on commodity derivatives, net of tax	(120,761)	17,960
Adjusted net income	$39,664	$101,292

Operating cash flows (1)
Operating cash flow from continuing operations (1)	$124,186	$201,396
Operating cash flow from discontinued operations (1)	-	-
Operating cash flows	$124,186	$201,396
(1) (see non-GAAP reconciliation)

Weighted average shares – basic	151,238	152,501
Weighted average shares – diluted	151,238	158,083

Basic (loss) earnings per share
Net (loss) income from continuing operations	$(3.39)	$0.55
Net (loss) income from discontinued operations	-	-
Net (loss) income	$(3.39)	$0.55

Fully diluted (loss) earnings per share
Net (loss) income from continuing operations	$(3.39)	$0.53
Net (loss) income from discontinued operations	-	-
Net (loss) income	$(3.39)	$0.53

Adjusted earnings per share
Adjusted net income – basic	$0.26	$0.66
Adjusted net income – fully diluted	$0.26	$0.64

Realized Prices
Oil liquids (Bbls) – Domestic	$28.56	$85.90
Natural Gas (Mcf), including realized gain (loss) on commodity derivatives	$4.46	$7.66
Natural Gas (Mcf), excluding realized gain (loss) on commodity derivatives	$3.95	$7.66

Costs Per MCFE
Lease operating expenses	$0.24	$0.32
Production taxes	$0.41	$0.91
Gathering fees	$0.26	$0.29
Transportation charges	$0.32	$0.28
Depletion and depreciation	$1.44	$1.24
General and administrative – total	$0.11	$0.13
Interest and debt expense	$0.17	$0.15
	$2.95	$3.32

Note: Amounts on a per MCFE basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin (2)	21%	37%
Adjusted Operating Cash Flow Margin (3)	66%	74%

Ultra Petroleum Corp.	Page 6 of 8
First Quarter 2009 Results

Supplemental Balance Sheet Data

	As of
	31-Mar-09	31-Dec-08
Cash and cash equivalents	$14,396	$14,157

Long-term debt:
Bank indebtedness	$186,000	$270,000
Senior notes	535,000	300,000
	$721,000	$570,000

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.  These statements are unaudited and subject to adjustment.

	For the Quarter Ended
	31-Mar-09	31-Mar-08
Net cash provided by operating activities	$131,917	$197,532

Net changes in working capital and other non-cash items*	$(7,731)	$3,864

Cash flow from operations before changes in non-cash
items and working capital	$124,186	$201,396

(1)
Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2)	Adjusted net income margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.

(3)	Adjusted operating cash flow margin is defined as Operating Cash Flow divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.

       *Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,264,256 shares outstanding on April 30, 2009.

Ultra Petroleum Corp.	Page 7 of 8
First Quarter 2009 Results

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended March 31, 2009.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp.	Page 8 of 8
First Quarter 2009 Results